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                      May 19, 2020

       Kai Gui
       Chief Financial Officer
       Advanced Biomedical Technologies, Inc.
       350 Fifth Ave, 59th Floor
       New York, NY 10118

                                                        Re: Advanced Biomedical
Technologies, Inc.
                                                            Form 10-K for the
Fiscal Year Ended October 31, 2019
                                                            Filed March 20,
2020
                                                            File No. 000-53051

       Dear Mr. Gui:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Life Sciences